EXHIBIT 99.1

Attention: Business Editors and Reporters
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FOR IMMEDIATE RELEASE


Dynacare announces acquisition agreement with LabCorp


Toronto, May 9, 2002 - Dynacare Inc. (TSE: DNA; Nasdaq: DNCR) announced today it has entered a definitive agreement with Laboratory Corporation of America Holdings (LabCorp) under which LabCorp (NYSE: LH) will acquire all of the outstanding shares of Dynacare for US$480 million. In addition, LabCorp will assume approximately US$205 million in Dynacare debt in conjunction with the closing of the transaction.

Under the terms of the agreement, which was unanimously approved by the boards of both companies, LabCorp will acquire 100 percent of the outstanding shares of Dynacare common stock for US$23.00 per share pursuant to a Plan of Arrangement under Canadian Law. Under the Plan of Arrangement, each outstanding share of Dynacare common stock will be exchanged for US$11.50 in cash and 0.1164 shares of LabCorp common stock. LabCorp will issue approximately 2.4 million new common shares in connection with the transaction, based on Dynacare's approximately
20.9 million diluted shares outstanding. The cash component of the transaction will be funded by a combination of cash on hand, borrowings under LabCorp's existing credit facility and a new bridge loan facility.

Dynacare has grown from its Canadian roots to become a major clinical laboratory company in North America. In Ontario, the company operates in partnership with Gamma NorthPeel and Bio-Science Laboratory, and in Alberta in partnership with Kasper Medical Laboratories and MDS Laboratories. The deal does not affect these partnerships, as the existing management teams will be retained to exercise control over the company's operations in Canada.

"Dynacare remains committed to staying on the cutting edge of diagnostic services in Canada, and we're proud that our reputation for quality and efficiency prompted LabCorp to enter into this agreement," said Harvey Shapiro, President and Chief Executive Officer of Dynacare. "Through LabCorp, new doors will open for Dynacare and our partners. We will have access to advanced technologies and resources, as well as strengthened capabilities to help us improve our front-line lab services and growth prospects."

LabCorp is one of the world's leading clinical laboratory providers, with annual revenues of US$2.2 billion in 2001. Each day, the company performs diagnostic procedures on specimens from approximately 280,000 patients and is recognized as an industry leader in introducing new diagnostic technologies, including its being the first U.S. clinical lab company to fully embrace genomic testing.

"Diagnostic testing is entering into new and exciting areas, including genetic analysis, but the start-up costs can often be exorbitant," said Mr. Shapiro. "As a result of this transaction, the economies of scale are now in place for Dynacare and its partners to adopt technological innovations as they emerge, which translates into better overall medical care."

Under separate agreements, Dynacare's two largest shareholders and certain officers and directors, who hold in the aggregate 48.2 percent of Dynacare's outstanding common stock, will irrevocably undertake to vote their shares in

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favor of the Plan of Arrangement and, under certain circumstances, sell their shares to LabCorp if the Agreement is terminated or the Arrangement does not close. The offer and the merger are conditioned on, among other things, a favorable vote by the holders of two-thirds of Dynacare's outstanding common shares and regulatory approvals in the U. S. and Canada.

Dynacare has also announced the termination of its joint ventures in Pittsburgh, PA and Schenectady, NY. These terminations are expected to result in an after tax charge of approximately $4.7 million in Dynacare's second quarter.

Through its integrated network of regional laboratory operations, Dynacare provides innovative and trusted clinical laboratory services to its clients, their patients and professional partners. In addition to being a leading provider of laboratory services in Canada, Dynacare provides laboratory services in 21 U.S. states. Further information about Dynacare can be obtained from the Company's web site at www.dynacare.com.

Launched in November of 2000, Dynagene, Dynacare's Center of Excellence for Genetic and Esoteric Testing and Counseling, performs genetic reference work and other esoteric testing for all Dynacare laboratories, as well as referring physicians, and independent laboratories throughout North America. Dynagene provides a full range of genetic services including prenatal, postnatal, and cancer cytogenetics, FISH testing, molecular genetics, and genetic counseling. Further information on Dynagene can be found on the Company's web site at www.dynagene.com.

For Dynacare Investors
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This press release may contain "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934. When used in this press release, the words "may," "could," "should," "would," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions or statements regarding future periods are intended to identify forward-looking statements. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events, which by their nature involve substantial risks and uncertainties beyond Dynacare Inc.'s control. Dynacare Inc. undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made. Dynacare Inc. cannot assess the impact of or the extent to which any single factor or risk, or combination of them, may cause actual results to differ materially from those contained in any forward-looking statements. For a more complete discussion of risk factors, please see Dynacare Inc.'s filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the year ended December 31, 2001.

Security holders of Dynacare Inc. are urged to read the proxy statement regarding the proposed Plan of Arrangement when it is finalized and distributed to security holders because it will contain important information for making an informed decision. The definitive proxy statement will be filed with the U.S. Securities and Exchange Commission (the"SEC") by Dynacare, and security holders may obtain a free copy of such proxy statement when it becomes available, and other documents filed with the SEC by Dynacare, at the SEC's website at www.sec.gov. The definitive proxy statement, when it becomes available, and other documents filed by Dynacare, may also be obtained free of charge by directing a request to Dynacare Inc., 14900 Landmark Boulevard, Suite 200, Dallas, Texas 75254, attention: Zbig S. Biskup, Executive Vice President and Chief Financial Officer and Secretary.

Dynacare and it directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of Dynacare in favor of the transaction. The directors and executive officers of


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Dynacare and their beneficial ownership of Dynacare common stock as of April 15,
2002 are set forth in the proxy statement for the 2002 annual meeting filed by Dynacare on April 30, 2002. Security holders of Dynacare may obtain additional information regarding the interests of such participants by reading the definitive proxy statement when it becomes available.

For additional information, please contact:
Harvey Shapiro, President & CEO, Dynacare
(416) 322-2305

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